Exhibit 99.2

GOVERNMENT OF ALBERTA

2020-21 Final Results

Year-End Report

June 2021

Table of Contents

2020–21 Final Results

Fiscal Plan Highlights	3

Fiscal Plan Summary	3

Revenue Highlights	4

Revenue	4

Expense Highlights	6

Total Expense	7

Cash Adjustments / Borrowing Requirements	9

Net Financial and Capital Assets	10

Balance Sheet	11

Economic and Tax Highlights	12

Historical Fiscal Summary	13

Annual Infrastructure Report	15

Note: Amounts presented in tables may not add to totals due to rounding.

Note on accounting policy restatements / presentation changes (no change to deficit or borrowing amounts):

•  2019-20 Actual and 2020-21 Budget numbers have been restated to move $19 million and $29 million respectively from capital grant expense into operating expense (Education: $0.5 million in 2019-20 Actuals, $1 million in 2020-21 Budget; Infrastructure: $2 million in 2019-20, $4 million in 2020-21; Service Alberta: $2 million in 2019-20, $5 million in 2020-21; Transportation: $14 million in 2019-20, $19.5 million in 2020-21). Total expense is unchanged. This also moves these same amounts from borrowing for the Capital Plan into Fiscal Plan debt. Total taxpayer-supported debt does not change.

Treasury Board and Finance, Government of Alberta

2020–21 Final Results Year-End Report, June 2021

Additional copies of this report may be obtained by visiting our website at: www.alberta.ca/budget-documents.aspx

2	2020-21 Final Results | Year-End Report

2020–21 Final Results

Fiscal Plan Highlights

The deficit in 2020-21 was $17 billion, an increase of $9.7 billion from budget and $4.8 billion more than 2019-20.

A global pandemic was declared by the World Health Organization on March 11, 2020, closing economies, restricting travel and reducing oil prices. COVID-19 impacted 2020-21 Alberta government finances dramatically, with significant declines in revenue and substantial increases in spending. The government added $500 million to Health’s voted expense, prior to passing Budget 2020. Numerous initiatives were undertaken during the year to support people and businesses, and to stimulate the economy. Alberta’s Recovery Plan was developed, with sector strategies and capital projects intended to attract investment, support jobs and diversify Alberta’s resource-based economy.

Total Revenue was $43.1 billion, $6.9 billion lower than Budget 2020, and

$3.1 billion lower than 2019-20. Almost all own-source revenue was negatively impacted by the pandemic and global economic contraction.

•	Change from 2019-20. Decreases of $1.6 billion in corporate income and other taxes, $2.8 billion in resource revenue and $0.4 billion in investment income and other revenue, were partly offset by net increases of $1.7 billion, primarily federal transfers.

•	Change from Budget. Decreases of $3.3 billion in income and other taxes, $2 billion in resource revenue, and a net $3 billion in government business enterprise income and other revenue, were partly offset by an increase in federal transfers of $1.4 billion.

Total Expense was $60.1 billion, a $1.7 billion increase from 2019-20, and $2.8 billion more than budget.

•	Change from 2019-20. Decreases of $3.5 billion in non-COVID-19 operating expense and disaster assistance were offset by increases of $3.8 billion in COVID-19 operating expense, $0.7 billion in capital grants (mainly municipal stimulus), and a net $0.6 billion in amortization, pension recovery, debt servicing costs and inventory consumption (mainly for pandemic personal protective equipment).

•	Change from Budget. Increases of $3.6 billion for COVID-19 operating expense and $0.4 billion in other expense, were partly offset by $1.2 billion lower operating expense.

Capital Plan. Support for infrastructure in 2020-21 was $6.9 billion, $1.3 billion higher than in 2019-20 but relatively close to the Budget 2020 estimate.

Net Assets / (Debt). At March 31, 2021, net debt was $5.8 billion, including net capital / non-financial assets of $53.8 billion. More details on assets and liabilities are provided on pages 10–11.

Fiscal Plan Summary

(millions of dollars)					Change from
		2020-21		2019-20		2019-20
INCOME STATEMENT		Budget	Actual	Actual	Budget	Actual
	Revenue

1	Personal income tax	12,566	11,257	11,244	(1,309)	13

2	Corporate income tax	4,539	3,037	4,107	(1,502)	(1,070)

3	Other taxes	5,782	5,285	5,747	(497)	(462)

4	Non-renewable resource revenue	5,090	3,091	5,937	(1,999)	(2,846)

5	Transfers from Government of Canada	9,110	10,532	9,072	1,422	1,460

6	Investment income	2,630	2,643	2,828	13	(185)

7	Net income / (loss) from government business enterprises	2,358	(83)	(225)	(2,441)	142

8	Premiums, fees and licences	4,194	4,021	3,929	(173)	92

9	Other revenue	3,726	3,355	3,585	(371)	(230)

10 Total Revenue		49,996	43,137	46,224	(6,859)	(3,087)

	Expense

11	Operating expense (includes crude-by-rail expense)	47,839	46,648	49,501	(1,191)	(2,853)

12	COVID-19 / Recovery Plan operating expense	500	4,059	218	3,559	3,841

13	Capital grants	2,273	2,401	1,678	128	723

14	Disaster assistance	750	721	1,356	(29)	(635)

15	Capital amortization / inventory consumption / asset disposal losses	3,857	4,061	3,720	204	341

16	Debt servicing costs - general	1,158	1,405	1,264	247	141

17	Debt servicing costs - Capital Plan	1,347	1,081	971	(266)	110

18	Pension provisions / (recovery)	(415)	(282)	(334)	133	52

19	Total Expense	57,306	60,099	58,376	2,793	1,723

20 Surplus / (Deficit)		(7,310)	(16,962)	(12,152)	(9,652)	(4,810)

CAPITAL PLAN

21 Capital grants		2,273	2,401	1,678	128	723

22 Capital investment		4,687	4,495	3,868	(192)	627

23 Total Capital Plan		6,960	6,896	5,545	(64)	1,351

2020-21 Final Results | Year-End Report	3

Revenue Highlights

Total Revenue

•	Total revenue was $43.1 billion in 2020-21, a decrease of $3.1 billion from 2019-20 and $6.9 billion from the Budget 2020 estimate, due primarily to the impact of COVID-19 on global activity, and the effect on oil prices and Alberta’s economy.

•	Revenue was $0.8 billion more than the third quarter forecast presented in Budget 2021. Increases include:

-	Resource revenue was $1.1 billion higher due mainly to stronger- than-expected oil prices in the last quarter of the fiscal year.

-	Corporate income tax revenue was $0.8 billion higher. Instalment payments were more than expected and refunds were lower. Personal income tax revenue also improved, up $0.3 billion.

-	Investment income increased by $0.2 billion, as financial market returns were better-than-expected, and with higher cash balances in various accounts and funds. Income from loans to local authorities was down due to negative swap positions with a similar reduction to debt servicing costs.

-	Premiums, fees and licenses and other revenue increased by a net $0.5 billion from third quarter, due mainly to: increased timber royalties and fees from strong

North American lumber prices; higher investment management fees from external clients with the improved investment income; refunds of prior-year expense accruals, such as for disasters; greater compliance payments into the Technology Innovation and Emissions Reduction Fund mainly due to decisions to pay into the fund now and bank credits, with the federal government’s planned carbon tax increases.

•	These increases from 2020-21 third quarter forecast were partly offset by decreases of $0.8 billion in federal transfers and $1.3 billion in net income from government business enterprises (GBEs).

-	The decline in federal transfers related primarily to re-profiling of revenue to future years for delayed municipal transportation and water projects, labour market programming, Well Site Rehabilitation, Safe Return to Class and various Safe Restart initiatives.

-	The decrease in GBE income was primarily due to the Alberta Petroleum Marketing Commission (APMC) $1.3 billion loss on the Keystone XL pipeline investment and guarantees, and lower net gaming revenue from extension of health measures, partly offest by higher ATB Financial net income.

Non-Renewable Resource Revenue

•	Non-renewable resource revenue was $3.1 billion, a decrease of $2.8 billion from 2019-20 and $2 billion from Budget 2020.

•	The decreases were mainly due to the severe impact on global economic activity and oil prices of the COVID-19 pandemic. The West Texas Intermediate (WTI) price averaged US$42.32 per barrel (/bbl) in 2020-21, $12.53 lower than it was in 2019-20 and $15.79 less than expected in Budget 2020. Because oil sands royalty rates are determined in part by the WTI price, 2020-21 rates were at or near the minimum. Further, the global recession and collapse in oil demand led industry to curtail production in the summer of 2020. Oil sands production was down almost 9% from budget expectations, while conventional was 18% lower.

•	The light-heavy oil price differential averaged US$10.58/bbl, $4.24 narrower than 2019-20, and $8.47 narrower than budget. Industry operating and capital costs also fell. The dramatically lower oil prices, reduced royalty rates, and restrained production more than offset positive impacts on royalty revenue of these.

•	The US-Canadian dollar exchange rate averaged US¢75.7/Cdn$, close to the 2019-20 average and budget

Revenue

(millions of dollars)					Change from
		2020-21		2019-20		2019-20
		Budget	Actual	Actual	Budget	Actual
1	Personal income tax	12,566	11,257	11,244	(1,309)	13

2	Corporate income tax	4,539	3,037	4,107	(1,502)	(1,070)

3	Education property tax	2,559	2,483	2,475	(76)	8

4	Other taxes	3,223	2,802	3,272	(421)	(470)

5	Bitumen royalties	3,211	2,006	4,089	(1,205)	(2,083)

6	Other non-renewable resource revenue	1,879	1,085	1,848	(794)	(763)

7	Canada Social Transfer / Canada Health Transfer	6,612	6,582	6,372	(30)	210

8	Other transfers from Government of Canada	2,498	3,950	2,700	1,452	1,250

9	Heritage / endowment fund investment income	1,463	1,888	1,779	425	109

10	Other investment income	1,167	755	1,049	(412)	(294)

11	Net income / (loss) from government business enterprises	2,358	(83)	(225)	(2,441)	142

12	Post-secondary institution tuition fees	1,460	1,323	1,311	(137)	12

13	Other premiums, fees and licences	2,734	2,698	2,618	(36)	80

14	SUCH sector sales, rentals / fundraising, donations	1,836	1,356	1,760	(480)	(404)

15	Other revenue	1,890	1,999	1,825	109	174

16 Total Revenue		49,996	43,137	46,224	(6,859)	(3,087)

4	2020-21 Final Results | Year-End Report

Oil and Natural Gas Prices 2016-20

estimate. Natural gas prices were one positive: the Alberta Reference Price (ARP) averaged Cdn$2.10 per gigajoule, 71 cents above 2019-20 and 44 cents above budget, boosted by higher North American exports and domestic demand, and flat supply.

•	Bitumen royalties were $2 billion, $2.1 billion lower than 2019-20, and $1.2 billion lower than budget. Crude oil royalties were $466 million in 2020-21, down $709 million from last year and $669 million from budget.

•	Natural gas and by-product royalties were $465 million, up $94 million from 2019-20 and $36 million from the budget. By-product prices follow oil prices, so weak natural gas liquid royalties offset some of the upside to revenue of the higher ARP.

•	Crown land lease sales were deferred for much of 2020-21, reducing revenue to $24 million, $96 million and $153 million less than 2019-20 and budget.

Tax Revenue

•	Total tax revenue was $19.6 billion, $1.5 billion lower than 2019-20 and $3.3 billion lower than estimated in Budget 2020.

•	Personal income tax revenue was $11.3 billion, $13 million higher than 2019-20, but down $1.3 billion from budget, primarily due to the severe impact on 2020 employment and household income from the pandemic. The decline in income was partially mitigated by federal support programs to households, helping lessen the drop in revenue.

•	Corporate income tax revenue was $3 billion, a decline of $1.1 billion from 2019-20 and $1.5 billion from Budget 2020, primarily reflecting the impacts of lower corporate cash receipts due to the pandemic and oil price deterioration, and higher refunds. The acceleration of the general tax rate reduction to 8% on July 1, 2020 is estimated to have lowered revenue by $200-300 million.

•	Education property and other tax revenue was $5.3 billion, $462 million lower than 2019-20 and $497 million from budget. Higher insurance and cannabis tax revenue was more than offset by lower revenue, particularly from the fuel tax and tourism levy. The 2020 education property tax requisition was reduced $87 million to the 2019 requisition as part of the response to COVID-19, while 2019-20 included $189 million in now-eliminated carbon tax revenue.

Transfers from Government of Canada

•	Total of $10.5 billion, $1.5 billion higher than 2019-20 and $1.4 billion more than budget, mainly due to COVID-19 transfers of $1.8 billion, including $1.3 billion under the Safe Restart Agreement, $171 million and $128 million for 2020-21 Safe Return to Class and Site Rehabilitation programs, and funding for critical worker benefits. These were partly offset by re-profiling revenue to future years due to progress on municipal transportation and water projects.

Investment Income

•	Investment income was $2.6 billion, a decrease of $185 million from the elevated income in 2019-20, but essentially the same as expected in budget. Income of the Heritage, endowments and other funds and accounts was higher with unexpectedly strong market returns and higher balances, but this was partly offset by a $0.2 billion decrease in local authority loan income, due to unfavourable swap positions that also lowered related debt servicing costs.

Other Revenue

•	Other revenue was $7.3 billion, the same as 2019-20, but $3 billion lower than budget. Most of this revenue is driven by activity and demand, which were depressed due to COVID-19 and associated health measures, particularly in the SUCH sector (schools, universities, colleges and health entities). Also, the response to the pandemic included waiving certain fees and levies. The slight increase from 2019-20 was due to APMC reporting a negative $2.7 billion in net income last year due primarily to a provision for the Sturgeon Refinery onerous contract.

•	Most of the decrease from budget related to APMC net income of negative $1.9 billion, comprising the $1.3 billion loss on the Keystone XL pipeline and $0.5 billion Sturgeon Refinery operating loss. Other reductions included net gaming and Balancing Pool income.

•	Increases included revenue from liquor and cannabis sales, TIER compliance payments and an over $300 million increase in timber royalties and fees.

Energy Prices and Exchange Rates

Fiscal year averages, 2006-07 to 2020-21

	06-07	07-08	08-09	09-10	10-11	11-12	12-13	13-14	14-15	15-16	16-17	17-18	18-19	19-20	20-21
Oil Price (WTI US$/bbl)	64.89	82.25	85.94	70.71	83.38	97.33	92.07	99.05	80.48	45.00	47.93	53.69	62.77	54.85	42.32
WCS @ Hardisty (Cdn$/bbl)	52.84	59.30	74.36	66.08	66.70	80.72	68.48	80.11	70.78	40.86	44.67	50.38	51.65	53.14	41.42
Natural Gas Price (Cdn$/GJ)	5.94	5.92	6.97	3.58	3.28	2.98	2.28	3.28	3.51	2.21	2.01	1.82	1.34	1.39	2.10
Exchange rate (US¢/Cdn$)	87.9	97.1	89.6	91.9	98.4	100.7	99.9	95.0	88.0	76.5	76.2	78.0	76.3	75.2	75.7

2020-21 Final Results | Year-End Report	5

Expense Highlights

Total expense in 2020-21 was $60.1 billion, comprising $50.7 billion in operating expense, $2.4 billion in capital grants, $0.7 billion in disaster assistance, $4.1 billion in amortization, inventory consumption and asset disposal losses, $2.5 billion in debt servicing costs, less $0.3 billion in reductions to pension liabilities.

Year-over-year comparison. Expense was $1.7 billion higher than 2019-20:

•	Operating expense. A $1 billion net increase, reflecting a $2.8 billion decrease in “regular” expense, more than offset by a $3.8 billion increase in COVID-19 / Recovery Plan initiatives. Regular operating expense of every ministry was lower, as demand and delivery of services were impacted by pandemic heath measures, and as focus moved to supporting Albertans, businesses and stimulating activity.

•	Capital grants. $723 million increase mainly due to $649 million added for municipal and COVID-19 / Recovery Plan stimulus, and $66 million for carbon capture and storage projects based on progress.

•	Disaster assistance. $635 million decrease primarily due to lower crop insurance indemnities and much lower wildfire-fighting costs.

•	Other expense. $643 million increase, with increases of $251 million in debt servicing costs, $49 million in amortization, $343 million in inventory consumption (mainly for personal protective equipment - PPE) and a $52 million lower change to pension liabilities, partly offset by $52 million lower losses on asset disposals.

Budget-to-actual changes. Total expense was $2.8 billion higher than budget:

•	Operating expense. $2.4 billion net increase, with $3.6 billion in COVID-19 / Recovery Plan support partly offset by $1.2 billion reduction in regular operating expense. Again, most ministries’ expense was lower. Increases were required mainly for higher external investment fees from higher income, corporate income tax provision, crude-by-rail divestment costs (expected in Budget 2020 to be completed in 2019-20), and for environmental liabilities for highway maintenance yards and gravel pits.

•	Capital grants. $128 million increase due mainly to the COVID-19 / Recovery Plan municipal stimulus added, partially offset by grants re- profiled to future years for continuing care bed additions, and transportation, water, and other municipal projects, mainly funded by federal infrastructure transfers.

•	Disaster assistance. $29 million decrease as the budgeted $750 million contingency was not fully required.

•	Other expense. $319 million increase, with increases of $284 million in inventory consumption, $10 million in disposal losses, and a $133 million smaller change to pension liabilities, partly offset by $89 million lower amortization and $19 million lower debt servicing costs.

Third Quarter forecast-to-actual changes. Expense was $2.4 billion lower than the $62.5 billion third quarter forecast in Budget 2021. Major changes included: decreases of $1.6 billion in operating expense (with $0.6 billion related to COVID-19 / Recovery Plan), $0.4 billion in capital grants, $0.1 billion in amortization and $0.4 billion in inventory consumption, less an increase of $0.1 billion in debt servicing costs.

COVID-19 / Recovery Plan

Total 2020-21 support of $5.1 billion, not including $459 million in capital investment or revenue waivers / deferrals.

•	Operating expense. $4.1 billion includes: $1.1 billion in Health, for continuing care, surgery mitigation, mental health, lab testing, contact tracing, vaccine distribution and other costs; $626 million for Small and Medium Enterprise Relaunch Grant; $605 million for municipalities, with Alberta funding half and half from the federal Safe Restart Agreement; $367 million in critical worker benefits; $347 million in TIER energy efficiency grants; $246 million to cover 50% of small and medium business Worker’s Compensation Board premiums; $171 million Safe Return to Class; $128 million for site rehabilitation; $0.6 billion in other initiatives, including for skills training, rental assistance, emergency isolation, homeless shelters, food banks, child care, seniors’ lodges, emergency management and pothole repairs.

•	Capital grants. $649 million includes: $627 million for municipal stimulus, transportation, water, flood mitigation and TIER-funded energy efficiency projects; $13 million for Lethbridge Exhibition Centre and Edmonton’s Terwillegar Drive; $9 million in Education and Infrastructure.

•	Inventory consumption. $402 million, primarily for PPE: $360 million in Health, $42 million in Municipal Affairs.

Ministry Expense

Total expense includes operating (shown by ministry in facing table), as well as other types of expense (e.g. COVID-19 operating, capital grants, amortization), for which only major ministries are individually displayed in the table. The remainder are grouped into “Other.”

Health

Total expense of $23.2 billion, including $21.4 billion in operating expense and $1.8 billion in amortization and inventory consumption. This was $817 million or 3.7% higher than in 2019-20, and $456 million above budget.

•	Major changes from 2019-20 include $1.4 billion added for COVID-19, less $0.4 billion in lower physician fee-for-service claims, $0.2 billion from reduced surgeries and home care demand.

•	Major changes from Budget 2020 include $1 billion added for COVID-19, a $0.1 billion increase mainly for seniors’ drug costs, less $0.4 billion in lower physician fee- for-service claims, $0.1 billion from reduced surgeries and community and home care, and a net $0.1 billion in other programs.

6	2020-21 Final Results | Year-End Report

Total Expense

(millions of dollars)

		2020-21		2019-20	Change from
	Operating Expense by Ministry	Budget	Actual	Actual	Budget	2019-20
1	Advanced Education	5,126	5,132	5,477	6	(345)
2	Agriculture and Forestry	833	812	868	(21)	(56)
3	Children’s Services	1,636	1,443	1,548	(193)	(105)
4	Community and Social Services	3,910	3,691	3,965	(219)	(274)
5	Culture, Multiculturalism and Status of Women	185	151	205	(34)	(54)
6	Education	8,323	7,707	8,134	(616)	(427)
7	Energy	506	413	597	(93)	(184)
8	Environment and Parks	532	479	558	(53)	(79)
9	Executive Council	17	15	18	(2)	(3)
10	Health	20,616	20,285	20,870	(331)	(585)
11	Indigenous Relations	203	102	162	(101)	(60)
12	Infrastructure	476	446	459	(30)	(13)
13	Jobs, Economy and Innovation	298	257	282	(41)	(25)
14	Justice and Solicitor General	1,443	1,434	1,442	(9)	(8)
15	Labour and Immigration	209	183	196	(26)	(13)
16	Municipal Affairs	241	191	244	(50)	(53)
17	Seniors and Housing	637	611	634	(26)	(23)
18	Service Alberta	487	486	496	(1)	(10)
19	Transportation	403	424	439	21	(15)
20	Treasury Board and Finance	1,693	1,837	1,900	144	(63)
21	Legislative Assembly	126	104	140	(22)	(36)
22	Crude-by-rail (Energy)	-	443	866	443	(423)
23	In-year savings	(59)	-	-	59	-
24	Total Operating Expense	47,839	46,648	49,500	(1,191)	(2,852)
	COVID-19 / Recovery Plan Operating Expense
25	Health	500	1,093	25	593	1,068
26	Jobs, Economy and Innovation	-	765	-	765	765
27	Labour and Immigration	-	433	114	433	319
28	Municipal Affairs	-	621	-	621	621
29	Other	-	1,147	79	1,147	1,068
30	Total COVID-19 / Recovery Plan Operating Expense	500	4,059	218	3,559	3,841
	Capital Grants
31	Energy	146	126	60	(20)	66
32	Environment and Parks	55	78	36	23	42
33	Municipal Affairs	1,224	1,726	1,124	502	602
34	Transportation	609	318	361	(291)	(43)
35	Other	239	153	97	(86)	56
36	Total Capital Grants	2,273	2,401	1,678	128	723
	Disaster / Emergency Assistance
37	Agriculture and Forestry (agriculture support / wildfire fighting)	-	555	1,209	555	(654)
38	Municipal Affairs (flood support)	-	166	147	166	19
39	Contingency (Treasury Board and Finance)	750	-	-	(750)	-
40	Total Disaster / Emergency Assistance	750	721	1,356	(29)	(635)
	Amortization / Inventory Consumption / Loss on Asset Disposals
41	Advanced Education amortization / inventory consumption	733	694	729	(39)	(35)
42	Education amortization	431	435	433	4	2
43	Health amortization / inventory consumption	1,498	1,769	1,443	271	326
44	Infrastructure amortization / inventory consumption	138	124	135	(14)	(11)
45	Transportation amortization / inventory consumption	688	695	664	7	31
46	Other amortization / inventory consumption / loss on disposals	368	344	317	(24)	27
47	Total Amortization / Invent. Consump. / Loss on Disposals	3,856	4,061	3,721	205	340
	Taxpayer-supported Debt Servicing Costs - General
48	Education (Sch. Bds.) / Seniors (Alberta Social Housing Corp.)	9	9	13	-	(4)
49	Treasury Board and Finance	710	1,241	799	531	442
50	Total Taxpayer-supported General Debt Servicing Costs	719	1,250	812	531	438
	Taxpayer-supported Debt Servicing Costs - Capital Plan
51	Education (school P3s) / Transportation (ring road P3s)	122	122	118	-	4
52	Treasury Board and Finance – direct borrowing	1,225	961	853	(264)	108
53	Total Taxpayer-supported Capital Plan Debt Servicing Costs	1,347	1,083	971	(264)	112
54	Total Taxpayer-supported Debt Servicing Costs	2,066	2,333	1,783	267	550

	Self-supported Debt Servicing Costs
55	Treasury Board and Finance – Ab. Cap. Fin. Auth. / loans to local authorities	367	85	384	(282)	(299)
56	Treasury Board and Finance – Ag Financial Services Corp.	72	68	68	(4)	-
57	Total Self-supported Debt Servicing Costs	439	153	452	(286)	(299)
58	Total Debt Servicing Costs	2,505	2,486	2,235	(19)	251
59	Pension Provisions / (Recovery)	(415)	(282)	(334)	133	52
60	Total Expense	57,306	60,099	58,376	2,793	1,723

2020-21 Final Results | Year-End Report	7

Education

Total expense was $8.3 billion, down $167 million from 2019-20 and a decrease of $331 million from budget.

•	The change from 2019-20 includes decreases of $178 million in operating expense, primarily from lower student enrolments and shifts to on-line classes and at-home learning, partly offset by an $11 million increase from higher amortization and capital grants, and a lower decrease in pension liabilities.

•	The decrease from budget comprises $367 million in lower operating expense, for the reasons above, partly offset by a $25 million increase due to a smaller decrease in pension liabilities, and $11 million increased amortization and capital grants.

Advanced Education

Total expense was $5.9 billion, a decrease of $363 million from 2019-20 but an increase of $9 million from budget.

•	The change from 2019-20 includes an $88 million increase in student loan costs, offset by a $451 million decrease, mainly in post-secondary institution (PSI) operations.

•	The increase from budget primarily reflects $119 million higher Student Aid costs, $34 million for an increase in pension liabilities, less $143 million almost entirely in PSI operations.

Community and Social Services

Expense was $3.8 billion in 2020-21, $252 million or 6.3% lower than in 2019-20, and $137 million lower than budget. The decreases were primarily due to lower caseloads in programs for disabled Albertans and in income support, as clients used federal COVID-19 programs.

Children’s Services

Total expense was $1.6 billion, $43 million or 2.8% higher than last year, but $46 million lower than budget. The increase from 2019-20 was primarily due to the new Alberta Child and Family Benefit (ACFB), while the decrease from budget was mainly due to lower child care grants, demand for ACFB, child intervention costs per case, and Early Intervention Services grants.

Justice and Solicitor General

Total expense of $1.4 billion. This was a decrease of $1 million from 2019-20 and of $6 million from budget.

Municipal Affairs

Total expense was $2.8 billion, with increases of $1.2 billion from last year and $1.3 billion from budget. The increase from 2019-20 reflects: municipal capital grant stimulus funding of $0.5 billion; $0.3 billion increase in Municipal Sustainability Initiative grants as $0.4 billion in 2019-20 grants were accelerated into 2018-19; a net $0.3 billion in federal grant programs, with $0.6 billion for Safe Restart partly offset by the bump of $0.3 billion to the Gas Tax Fund last year; $0.1 billion increase in disaster expense. The increase from budget is due to $0.6 billion Safe Restart, $0.5 billion stimulus and $0.2 billion for disaster and emergency management operations.

Other Ministries

Total expense for other ministries was $13.2 billion in 2020-21, $419 million higher than 2019-20 and $1,570 million higher than estimated in Budget 2020.

Changes from 2019-20 include:

•	Agriculture and Forestry expense was $677 million lower mainly due to $654 million decrease in wildfire and agriculture disaster support.

•	Energy expense was $411 million lower primarily from lower crude-by- rail divestment costs.

•	Environment and Parks expense was $285 million higher, mainly due to COVID-19 / Recovery Plan initiatives from the TIER fund and grants for flood mitigation programs.

•	Jobs, Economy and Innovation expense was up $736 million mainly from the $626 million small and medium business relaunch grants and COVID-19 /Recovery Plan initiatives.

•	Labour and Immigration increased $315 million: $176 million due to reporting the remaining three quarters of the WCB premiums waiver, and $122 million critical worker benefits.
•	Treasury Board and Finance increased $242 million, mainly from higher debt servicing costs from added debt.

•	Expense in other ministries was a net $71 million lower than 2019-20.

Changes from budget include:

•	Agriculture and Forestry expense was $572 million higher mainly due to $555 million in disaster assistance.

•	Energy expense was up $460 million due to unbudgeted crude-by-rail divestment and well site rehabilitation.

•	Environment and Parks expense was up $273 million from TIER and flood mitigation grants.

•	Jobs, Economy and Innovation expense was up $723 million from relaunch grants and Recovery Plan.

•	Labour and Immigration increased $416 million for WCB premiums waiver and critical worker benefits.

•	Transportation expense decreased $208 million mainly from re-profiling federally-funded municipal grants.

•	Treasury Board and Finance was down $520 million primarily from allocation of $721 million contingency to other ministries and $29 million lapsing.

•	Expense in other ministries was a net $146 million lower than budget.

Pension Provisions/Recovery

•	Public sector pension plan liabilities decreased by $282 million, to $8.6 billion at March 31, 2020.

•	Liabilities for pre-1992 and other closed plan obligations account for 95% (2019: 94%) of the liability.

Pension Liabilities

Government obligations for pension plan liabilities (millions of dollars)

(at March 31)	2021	2020
Teachers’ (pre-1992)	7,398	7,554

PS Mgmt. (pre-1992)	423	449

Univ. Acad. (pre-1992)	249	266

Spec. Forces (pre-1992)	66	81

MLA (Closed)	36	38
Universities Academic	196	167

Teachers’ (post-1992)	95	215

Supp. Exec. Retir. Plans	72	81

PS Mgmt. (Supp.)	60	67

Prov. Judges / Masters	41	-
Total Pension Liab.	8,636	8,918

8	2020-21 Final Results | Year-End Report

Cash Adjustments / Borrowing Requirements

General Revenue Fund cash balance. The year-end GRF cash balance was $7.4 billion on March 31, 2021, a decrease of $2 billion from the prior year, comprising: a net $15.3 billion reduction, due to the deficit plus various net cash adjustments, partly offset by the addition of $13.3 billion in borrowing. The $7.4 billion cash balance reflects advanced borrowing for 2021-22 as cash management risks remain elevated due to COVID-19.

Cash adjustments such as differences between accrued revenue and cash receipts, non-cash revenue or expense, SUCH sector entity results, and transfers not reported on the income statement, are necessary to determine the cash balance.

•	Net income of, or retained by, other entities.

-	Positive adjustments include: $0.1 billion of the $17 billion deficit was due to SUCH sector / Alberta Innovates net results, while $2 billion was due to the negative net income of the Balancing Pool and Alberta Petroleum Marketing Commission. Dissolving Alberta Capital Finance Authority provided $0.3 billion in cash for general revenue, while the Technology Innovation and Emissions Reduction Fund and Alberta Social Housing Corporation provided $0.5 billion for energy efficiency projects and housing programs.

-	Negative adjustments include: $0.5 billion in surpluses of entities like Alberta Treasury Branches or the Alberta Securities Commission are retained by the entities; $0.1 billion was retained by the Heritage Fund for inflation-proofing, and another $0.2 billion in net income is kept by the endowment funds.

•	Non-cash expense. $1.2 billion of amortization, inventory consumption and loss on disposal expense requires no cash; a $282 million decrease in pension liabilities is reported as non-cash negative expense.
•	Cash requirements not in expense. $184 million for student loans, net of repayments; $133 million for short-term inventory assets; a net $26 million was required for 2013 flood assistance and 2016 Wood Buffalo wildfire spending, after adjusting for revised expense and revenue.

•	Revenue and other cash adjustments. Revenue reported for non-renewable resource royalties exceeded cash received by $1.3 billion, while reported revenue for income taxes exceeded cash received by $1.4 billion; various other differences between revenue / expense and cash were offsetting. Cash transfers for capital, reported in revenue over the related asset’s life, exceeded non-cash reported revenue by $96 million.

Capital Plan cash. Cash for capital investment and P3 principal repayments of $4.1 billion was offset by $5.6 billion in cash from borrowing and P3 partners.

Cash Adjustments / Borrowing Requirements

(millions of dollars)

					Change from
		2020-21		2019-20		2019-20
		Budget	Actual	Actual	Budget	Actual
1	Balance at Start of Year (April 1)	2,500	9,405	6,342	6,905	3,063

2	Surplus / (Deficit)	(7,310)	(16,962)	(12,152)	(9,652)	(4,810)

	Cash Adjustments – Sources / (Requirements)

3	SUCH / Alberta Innovates own-source revenue / expense	813	122	1,335	(691)	(1,213)
4	Income retained by funds and agencies / Heritage Fund	(304)	2,096	3,014	2,400	(918)
5	Pension provisions (non-cash expense)	(415)	(282)	(334)	133	52
6	Amort. / invent. cons. / book value disp. (ex. SUCH; non-cash exp.)	1,276	1,201	1,151	(75)	50
7	Student loans / inventory acquisition (excluding SUCH)	(491)	(317)	(438)	174	121
8	2016 Wood Buffalo fire / 2013 flood assistance revenue / expense	209	(26)	(84)	(235)	58
9	Energy royalties / personal income tax / other cash adjustments	(89)	(2,727)	777	(2,638)	(3,504)
10	Net deferred capital contribution adjustment (excluding SUCH)	70	96	129	26	(33)
11	Capital investment (excluding SUCH; cash requirement not in expense)	(3,213)	(4,051)	(3,085)	(838)	(966)
12	Withdrawal / (deposit) from / (to) Capital Plan account	-	-	123	-	(123)
13	Direct borrowing for Capital Plan	4,071	5,475	3,480	1,404	1,995
14	Alternative financing for Capital Plan (P3s – public-private partnerships)	151	123	159	(28)	(36)
15	Current principal repayments (P3s)	(74)	(74)	(66)	-	(8)

16	Surplus / (deficit) plus net cash adjustments	(5,305)	(15,325)	(5,990)	(10,020)	(9,335)
17	Cash transferred from / (due to) prior-year final results	-	-	854	-	(854)
18	Cash from final results to be withdrawn / (deposited) next year	-	-	-	-	-
19	Direct borrowing for Fiscal Plan	5,305	13,349	8,199	8,044	5,150
20	Balance at End of Year (March 31)	2,500	7,429	9,405	4,929	(1,976)

2020-21 Final Results | Year-End Report	9

Net Financial and Capital Assets

At March 31, 2021, government of Alberta liabilities exceeded financial and capital assets by $5.8 billion.

This was $17.2 billion lower than March 31, 2020, due to a reduction of $19.4 billion in net financial assets, partly offset by a net $2.2 billion increase in capital / non-financial assets. The decrease in net financial assets was mainly due to:

•	$1.7 billion increase in assets, mainly comprising: increases of $0.4 billion in the Heritage Fund, endowment funds and Alberta Enterprise Corporation, $0.2 billion in student loans, and $6 billion in other financial assets (primarily cash and cash equivalents, accounts receivable and portfolio investments); partly offset by decreases of $2 billion in year-end General Revenue Fund cash, a net $0.5 billion in self-supporting lending activity assets (about half of which reflects withdrawal of surplus cash, from wound-up Alberta Capital Finance Authority), a $0.4 billion withdrawal from TIER, and a net $1.9 billion decrease in government business enterprise equity (primarily from the $1.3 billion loss on the Keystone XL pipeline and losses of a net $0.6 billion from Sturgeon Refinery and Balancing Pool operations).

•	$21.1 billion increase in liabilities consisting mainly of $19.2 billion borrowed for the Fiscal Plan, Capital Plan and self-supporting lending activities, $2.2 billion increase in other liabilities, partly offset by reductions of $0.3 billion in pension plan and coal phase-out liabilities.

Financial assets

$78.1 billion at March 31, 2021.

Heritage Fund. $16.4 billion book value. This was a $146 million increase from March 31, 2020, from inflation-proofing of 1.1 per cent (2020 Alberta CPI).

Endowment and other funds. $4.7 billion, a $274 million increase from March 31, 2020. This comprises $199 million in net investment income of the three endowment funds and

Alberta Enterprise Corporation (AEC), and $75 million investment into AEC.

General Revenue Fund cash. Balance of $7.4 billion, a decrease of $2 billion from March 31, 2020.

Self-supporting lending activities. $21.5 billion in assets of Agriculture Financial Services Corporation (AFSC) and local authority loans. These assets offset the related liabilities.

Equity / (deficit) in commercial enterprises. A deficit of $0.8 billion, comprising equity of $4.1 billion in ATB Financial and $0.5 billion in Credit Union Deposit Guarantee Corporation and Alberta Gaming, Liquor and Cannabis Commission, less deficits of $4.6 billion in Alberta Petroleum Marketing Commission and $0.8 billion in the Balancing Pool.

Student loans. $3.4 billion, an increase of $184 million from March 31, 2020, comprising $570 million in loans provided less $270 million in repayments and a net $116 million in other adjustments, mainly provision for loan losses.

Emissisons reduction entities. $0.1 billion, a $424 million decrease from March 31, 2020. The Technology Innovation and Emissions Reduction Fund allocations exceeded revenue by $418 million, while Energy Efficiency Alberta was wound up after spending its $8 million balance.

Other financial assets. $25.3 billion. These assets include financial assets of school boards, universities and colleges and the health authority, accounts and interest receivable, natural gas royalty deposits and cash associated with future liabilities such as corporate income tax refunds.

Liabilities

$137.6 billion at March 31, 2021, including debt of $108.3 billion, alternative financing (public-private partnerships) of $3.1 billion, coal phase-out liabilities of $0.8 billion, pension liabilities of $8.6 billion and other liabilities of $16.7 billion.

Liabilities for capital projects. $42.7 billion, a $5.5 billion increase from March 31, 2020: $5,475 million in borrowing, $22 million in amortization of issue discounts, and the addition of $123 million in P3 project liabilities, less $74 million in repayments.

Fiscal plan borrowing. $50.3 billion, an increase of $13.3 billion. This includes $49.7 billion borrowed for operations and cash management purposes, and $0.6 billion in debt incurred for the financial restructuring of the pre-1992 Teachers’ Pension Plan.

Self-supporting lending activities. $18.4 billion, consisting of $15.9 billion in debt incurred to provide loans to local authorities and $2.5 billion in AFSC to on-lend to the agriculture sector.

Coal phase-out liabilities. $0.8 billion, $71 million lower than 2019-20, reflecting the net present value of $97 million in annual payments to be made to generators for phasing-out coal use by 2030.

Pension liabilities. $8.6 billion, a decrease of $0.3 billion.

Other liabilities. $16.7 billion. Includes liabilities of school boards, universities and colleges and the health authority, natural gas royalty and security deposits, unearned revenue, estimated corporate income tax refunds, trade payables and other liabilities of AFSC.

Capital / Non-financial Assets

$57.1 billion at March 31, 2021.

$55.9 billion in capital assets include land, land improvements, buildings, computer hardware and software, equipment, provincial highways, bridges, dams and other water management infrastructure.

Capital assets increased $1.9 billion: $4.5 billion in capital investment less $2.6 billion amortization and disposals.

10	2020-21 Final Results | Year-End Report

Total Capital Plan spending in 2020-21 of $6.9 billion ($4.5 billion investment plus $2.4 billion in grants) was financed from a variety of sources: $0.5 billion in federal funding, donations and other sources; $0.4 billion provided by school boards, post-secondary institutions and Alberta Health Services; $0.3 billion from cash of agencies and funds (e.g. ASHC and TIER); borrowing and contributions from public-private partnerships provided $5.7 billion.

Other non-financial assets include $886 million in inventory assets, including personal protective equipment, and $369 million in prepaid expenses. Inventory acquisition exceeded consumption / write-downs by $509 million, while prepaid expenses increased by $11 million.

Spent Deferred Capital Contributions

$3.3 billion at March 31, 2021.

Spent deferred capital contributions (DCC) increased by $112 million. This reflects the use of $0.3 billion in cash received for capital purposes that has not yet been reported in revenue (increasing DCC), less $0.2 billion previously received and spent, and now being recognized in 2020-21 revenue (decreasing DCC).

Balance Sheet

(millions of dollars)

		at March 31
	2021	2020	Change from
	Actual	Actual	2020
Financial Assets

Alberta Heritage Savings Trust Fund accumulated operating surplus	16,389	16,243	146

Endowment fund accumulated operating surpluses:

Alberta Heritage Foundation for Medical Research	1,941	1,849	92

Alberta Heritage Science and Engineering Research	1,161	1,111	50

Alberta Heritage Scholarship	1,360	1,308	52

Alberta Enterprise Corporation	239	159	80

General Revenue Fund cash pre-borrowing / reserve	7,429	9,405	(1,976)

Self-supporting lending activity:

Loans to local authorities (including SUCH sector)	15,929	16,328	(399)

Agriculture Financial Services Corporation	5,615	5,747	(132)

Equity in commercial enterprises: ATB / AGLC / APMC / CUDGCo / Bal. Pool / PSIs	(822)	1,105	(1,927)

Student loans	3,376	3,192	184

Climate change (TIER / Energy Efficiency Ab)	145	569	(424)

Other financial assets (including SUCH sector)	25,324	19,365	5,959
Total Financial Assets	78,086	76,381	1,705
Liabilities
Taxpayer-supported debt:

Direct borrowing for the Capital Plan	39,646	34,150	5,496

Alternative financing (Public-private partnerships {P3s} - Capital Plan)	3,087	3,038	49

Debt issued to reduce pre-1992 TPP unfunded liability	594	594	-

Direct borrowing for the Fiscal Plan	45,709	33,629	12,080

Other debt (short-term; reserve)	4,000	2,731	1,269
Total taxpayer-supported debt	93,036	74,142	18,894
Self-supporting lending organizations / activities debt:
To fund loans to local authorities (including SUCH sector)	15,929	15,640	289
Agriculture Financial Services Corporation	2,460	2,426	34
Total debt [a]	111,425	92,208	19,217
Coal phase-out liabilities	843	914	(71)
Pension liabilities	8,636	8,918	(282)
Other liabilities (including SUCH sector)	16,710	14,485	2,225
Total Liabilities	137,614	116,525	21,089
Net Financial Assets / (Debt) (total financial assets less total liabilities)	(59,528)	(40,144)	(19,384)
Capital / Other Non-financial Assets	57,110	54,801	2,309
Spent deferred capital contributions	(3,343)	(3,231)	(112)
Net Assets / (Debt) (net financial assets + capital assets - def. capital contributions)	(5,761)	11,426	(17,187)
Change in Net Assets / (Debt) [b]	(17,187)	(11,841)
[a]

Does not include term debt of $6,103 million (2020: $5,940 million) issued on behalf of government business enterprises which is included on a net basis in financial assets (“Equity in commercial enterprises” = assets minus debt and other liabilities), nor does it include liabilities for capital leases.

[b]

Change in Net Assets differ from the surplus / (deficit) numbers due to net asset adjustments of negative $225 million in 2020-21, and positive $311 million in 2019-20. More information is provided in Schedule 15, page 71 of the Consolidated Financial Statements in the 2020-21 Government of Alberta Annual Report.

2020-21 Final Results | Year-End Report	11

Economic and Tax Highlights

Economic highlights

(Calendar Year Basis)

Alberta’s economy went through an unprecedented crisis in 2020. Early in the year, economic activity was starting to gain momentum. This changed abruptly when the global COVID-19 pandemic hit and oil prices collapsed. Real gross domestic product fell by an estimated 8.2% in 2020, the largest annual contraction in modern history. Alberta’s resource-based economy was impacted more than other jurisdictions.

The services sector, normally more resilient during recessions, was hit hard. Tourism-related industries were significantly impacted by travel restrictions and other health measures, while weaker activity weighed on some business services. Some sectors fared better. A solid rebound in consumer spending on goods, renovations and homebuilding benefitted trade, warehousing, food and wood product manufacturing, finance and real estate industries. Low interest rates and government income support programs were key in fueling these sectors.

The oil and gas sector was also hammered by the pandemic, dragging down overall business activity. Despite improving demand and prices in the second half of 2020, drilling activity was down nearly 40% year-over-year in the fourth quarter of 2020. Bitumen production recovered more strongly, reaching near historical highs in late 2020. With supply falling below provincial export pipeline capacity, most producers shifted to transporting oil by pipelines, which improved their netbacks. Investment outside oil and gas extraction also retreated, but at a more moderate pace.

The pandemic dealt a severe blow to Alberta’s labour market in 2020. After rebounding strongly following the reopening of the economy in the spring, the employment recovery stalled later in the year amid a resurgence in cases and tighter public health measures. Employment declined 6.6% overall in 2020. The unemployment rate rose to 11.4%, and the participation rate and hours worked declined as well.

Alberta’s generally robust population growth changed in the second quarter of 2020, when travel restrictions weighed on international immigration. Growth slowed slightly to 1.4% in 2020 census year from 1.5% in 2019. It slowed further, reaching 0.8% year-over-year in the fourth quarter of 2020. This was still the highest among provinces and above the national average.

Tax highlights

The government introduced several tax measures to lessen the impact of the pandemic on taxpayers, including: deferring corporate income tax and education property tax payments; allowing hotel and other lodging providers to keep tourism levy revenue they collected, as part of the tourism recovery plan; reducing the education property tax requisition to 2019 levels.

Alberta’s Recovery Plan included acceleration of the general corporate income tax rate reduction to July 1, 2020, reducing the rate to 8 per cent a year and a half ahead of schedule, and introduction of the Innovation Employment Grant, which increases incentives for companies to expand Alberta-based research and innovation.

Other tax measures in 2020-21 included:

•	Implementing the new Alberta Child and Family Benefit on July 1, 2020, providing greater benefits to lower- income families while streamlining administration. Alberta families received $219 million in 2020-21.

•	Enacting legislation and regulations to extend the tourism levy to short-term rentals offered through online marketplaces to improve fairness within the accommodations sector, beginning on April 1, 2021.

Key Economic Indicators, 2010 to 2020

Calendar year, % change unless otherwise noted

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Nominal GDP growth [a]	9.9	10.9	4.3	9.6	10.0	(14.0)	(6.1)	9.2	3.4	2.7	(12.8)

Real GDP growth	5.0	6.5	3.9	5.7	5.9	(3.7)	(3.5)	4.5	1.9	0.1	(8.2)

Employment (thousands)	2,021	2,095	2,154	2,237	2,246	2,196	2,221	2,264	2,264	2,279	2,130

Employment growth	(0.3)	3.6	2.8	2.1	1.7	0.4	(2.3)	1.1	1.9	0.7	(6.6)

Unemployment rate	6.6	5.5	4.7	4.6	4.7	6.1	8.2	7.9	6.7	7.0	11.4

Average weekly earnings ($ / week)	990	1,034	1,070	1,107	1,149	1,145	1,117	1,129	1,148	1,164	1,201

Primary household income [a]	3.7	8.5	8.7	6.8	6.4	3.3	(10.9)	4.1	1.9	1.5	(4.2)

Net corporate operating surplus [a]	63.3	27.1	(11.6)	19.2	23.2	(74.0)	(22.9)	159.0	11.0	8.7	(45.9)

Housing starts (number of units)	27,088	25,704	33,396	36,011	40,590	37,282	24,533	29,457	26,085	27,325	23,990

Alberta consumer price index	1.0	2.4	1.1	1.4	2.6	1.1	1.1	1.6	2.4	1.8	1.1

Population (July 1, thousands)	3,732	3,789	3,875	3,981	4,084	4,145	4,196	4,241	4,298	4,362	4,422

Population growth	1.4	1.5	2.3	2.7	2.6	1.5	1.2	1.1	1.3	1.5	1.4

 a 2020 is an estimate as of June 1, 2020.

12	2020-21 Final Results | Year-End Report

Historical Fiscal Summary, 2008-09 to 2020-21 a

(millions of dollars)

		1	2	3	4	5	6	7	8	9	10	11	12	13

		2008-09	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17	2017-18	2018-19	2019-20	2020-21
Statement of Operations
	Revenue
1	Personal income tax	8,708	7,877	7,631	8,563	9,621	10,537	11,042	11,357	10,763	10,775	11,874	11,244	11,257
2	Corporate income tax	4,252	4,754	3,334	3,678	4,756	5,488	5,796	4,195	3,769	3,448	4,871	4,107	3,037
3	Other tax revenue	3,817	3,746	3,820	4,099	4,333	4,500	4,598	5,168	5,649	6,538	6,833	5,747	5,285
4	Resource revenue	11,915	6,768	8,428	11,636	7,779	9,578	8,948	2,789	3,097	4,980	5,429	5,937	3,091
5	Investment income	(1,888)	3,541	2,486	2,168	2,595	3,423	3,113	2,544	3,698	3,126	2,349	2,828	2,643
6	Premiums, fees and licences	3,356	2,857	2,922	2,931	3,184	3,437	3,564	3,574	3,701	3,839	3,911	3,929	4,021
7	Other own-source revenue	4,587	4,627	4,903	5,128	5,234	5,412	6,438	5,850	3,637	6,983	6,292	3,360	3,272
8	Total own-source revenue	34,747	34,170	33,524	38,203	37,502	42,375	43,499	35,477	34,314	39,689	41,559	37,152	32,605
9	Federal transfers	4,578	5,342	5,452	5,192	5,042	7,059	5,982	7,142	7,979	7,606	8,013	9,072	10,532
10	Total Revenue	39,325	39,512	38,976	43,395	42,544	49,434	49,481	42,619	42,293	47,295	49,572	46,224	43,137
	Expense by Function
11	Health	13,674	14,636	15,393	16,284	17,254	17,967	19,366	20,115	20,687	21,239	21,921	22,408	23,984
12	Basic / advanced education	10,438	11,067	11,362	11,951	12,394	12,782	13,103	13,673	14,110	14,471	14,848	14,971	14,134
13	Social services	3,417	3,807	4,129	4,278	4,641	4,668	4,548	4,752	5,198	5,592	5,867	6,203	5,919
14	Other program expense	10,386	9,834	9,443	9,853	10,528	12,970	11,031	10,375	12,607	13,189	11,866	12,893	13,858
15	Total program expense	37,915	39,344	40,327	42,366	44,817	48,387	48,048	48,915	52,602	54,491	54,502	56,475	57,895
16	Debt servicing costs	208	214	472	509	530	601	722	776	1,018	1,420	1,971	2,235	2,486
17	Pension provisions	2,133	430	439	634	296	748	(404)	(630)	(543)	(593)	(190)	(334)	(282)
18	Total Expense	40,256	39,988	41,238	43,509	45,643	49,736	48,366	49,061	53,077	55,318	56,283	58,376	60,099
19	Surplus / (Deficit)	(931)	(476)	(2,262)	(114)	(3,099)	(302)	1,115	(6,442)	(10,784)	(8,023)	(6,711)	(12,152)	(16,962)

Capital Plan [b]		7,943	8,000	7,544	6,884	6,062	5,770	6,181	6,558	6,578	9,021	6,057	5,545	6,896

Statement of Financial Position (at March 31)
20	Heritage / endowment funds	16,900	17,077	17,500	17,936	18,176	18,562	18,860	19,262	19,836	20,306	20,700	20,670	21,090
21	Contingency Account	16,822	14,983	11,192	7,497	3,326	4,658	6,529	3,625	2,299	1,661	6,342	-	-
22	Other financial assets	28,868	30,338	30,799	32,972	34,734	40,039	40,688	40,990	44,152	49,010	48,701	55,711	56,996
23	Taxpayer-supported Capital Plan liabilities	(880)	(2,888)	(3,199)	(3,442)	(4,594)	(8,724)	(11,922)	(19,040)	(23,769)	(29,339)	(33,597)	(37,188)	(42,733)
24	Taxpayer-supported operating debt / pre-1992 TPP debt	(1,160)	(2,279)	(2,015)	(1,676)	(1,426)	(1,333)	(1,053)	(1,024)	(10,751)	(19,227)	(29,060)	(36,954)	(50,303)
25	Self-supported debt	(7,921)	(9,300)	(11,010)	(12,707)	(14,116)	(15,775)	(16,592)	(17,373)	(17,822)	(17,848)	(18,134)	(18,066)	(18,389)
26	Total Debt [c]	(9,961)	(14,467)	(16,224)	(17,825)	(20,136)	(25,832)	(29,567)	(37,437)	(52,342)	(66,414)	(80,791)	(92,208)	(111,425)
27	Pension obligations	(10,239)	(9,483)	(9,922)	(10,556)	(10,852)	(11,600)	(11,196)	(10,566)	(10,023)	(9,430)	(9,240)	(8,918)	(8,636)
28	Other liabilities	(10,689)	(11,131)	(11,692)	(11,033)	(10,793)	(12,795)	(12,260)	(11,955)	(12,823)	(14,477)	(13,189)	(15,399)	(17,553)
29	Net Financial Assets / (Debt)	31,701	27,317	21,653	18,991	14,455	13,032	13,054	3,919	(8,901)	(19,344)	(27,477)	(40,144)	(59,528)
30	Capital / non-fin. assets - less defer. contrib. starting 2012-13	30,275	34,217	37,607	40,122	39,517	40,839	42,197	44,623	46,622	49,015	50,744	51,570	53,767
31	Net Assets [d]	61,976	61,534	59,260	59,113	53,972	53,871	55,251	48,542	37,721	29,671	23,267	11,426	(5,761)

Energy prices and exchange rate
32	Oil price (WTI US$/bbl)	85.94	70.71	83.38	97.33	92.07	99.05	80.48	45.00	47.93	53.69	62.77	54.85	42.32
33	Heavy oil price (WCS @ Hardisty; Cdn$/bbl)	74.36	66.08	66.70	80.72	68.48	80.11	70.78	40.86	44.67	50.38	51.65	53.14	41.42
34	Natural gas price (ARP; Cdn$/GJ)	6.97	3.58	3.28	2.98	2.28	3.28	3.51	2.21	2.01	1.82	1.34	1.39	2.10
35	Exchange rate (US¢/Cdn$)	89.6	91.9	98.4	100.7	99.9	95.0	88.0	76.5	76.2	78.0	76.3	75.2	75.7

a Numbers are not strictly comparable over time due to numerous accounting policy changes. 2019-20 expense by function have been re-classified following re-organizations and other adjustments.

b Reflects capital grants and other support included in expense, and capital investment in government-owned assets not included in expense. Capital investment adds to capital assets, which are depreciated over time through amortization expense.

Numbers for 2008-09 to 2013-14 are estimates as details required to consolidate SUCH sector capital spending with full accuracy are not readily available.

c Does not include capital lease liabilities, or debt issued on behalf of government business enterprises which is reported on a net equity basis in Other Financial Assets.

d The change in net assets / (debt) does not match the surplus / (deficit) exactly in most years, due to various balance sheet adjustments, most of which are minor. A significant adjustment reducing net assets by $2 billion was made in 2012-13, to recognize the accumulated deferred capital contribution liability when the accounting standard was adopted.

2020-21 Final Results | Year-End Report	13

14	2020-21 Final Results | Year-End Report

GOVERNMENT OF ALBERTA

2020-21 Final Results

Annual Infrastructure Report

2020-21 Final Results | Year-End Report	15

Annual Infrastructure Report

Each year, the Government of Alberta releases a multi-year Capital Plan outlining capital spending to support the infrastructure that individual Albertans, families and communities need.

The Annual Infrastructure Report captures the completion of capital projects and highlights the progress on capital projects over the past fiscal year.

During 2020-21, the world faced an economic crisis due to the COVID-19 pandemic that shut down economic activity and travel and severely hampered energy markets, resulting in a significant drop in oil prices. The global recession and oil price collapse hit Alberta’s resource-based economy harder than other jurisdictions.

Alberta’s government responded to the pandemic with a variety of significant initiatives aimed at protecting lives and livelihoods. In June 2020, Alberta’s Recovery Plan was announced, with a focus of stimulating economic activity, diversifying the economy, and supporting job creation. The Plan includes specific sector strategies, and a number of strategic infrastructure projects.

The Budget 2020 Capital Plan was revised substantially as the government acted quickly to support jobs and the economy, and began executing Alberta’s Recovery Plan. In 2020-21, Capital Plan spending was $6.9 billion, with $1.1 billion added in response to COVID-19 and in support of Alberta’s Recovery Plan. This included investment in capital maintenance and renewal projects, the start of strategic infrastructure projects, and economic stimulus funding for municipalities.

Over the course of 2020-21, many new and existing projects were underway to build, maintain and renew infrastructure across the province, while other projects reached completion. These projects support a range of jobs related to the planning, design, building and service delivery of this infrastructure.

This included completion of 20 new school projects, 111 road and bridge projects with 830 kilometers of road rehabilitated, and 705 housing units, as well as continued progress on five new health facility projects.

The Budget 2020 Capital Plan provided funding for new projects such as the Bow Reservoir Options Project, the Alberta Surgical Initiative Capital Program, the Northern Laboratory Equipment Upgrade Program, and the Red Deer Integrated Emergency Shelter.

Other major projects that continue to be underway include the Calgary Cancer Centre, a new Edmonton hospital, the Peter Lougheed Centre Emergency Department upgrades, province-wide school projects, the Edmonton and Calgary light rail transit (LRT), Deerfoot Trail Upgrades, Highway 15 bridge and twinning, and Highway 40 bridge and twinning.

Alberta’s Recovery Plan

Alberta’s Recovery Plan initiatives totalled $1.1 billion in 2020-21.

Because the projects were shovel-ready, immediate action was taken to maintain Alberta’s existing infrastructure with $685 million accelerated for Capital Maintenance and Renewal (CMR) projects and pothole repairs. These projects commenced in 2020-21, with $475 million spent during the fiscal year. The remaining $210 million of accelerated CMR projects started in 2020-21, will be completed in 2021-22.

Municipalities received additional support for their infrastructure projects, with $500 million added to the Capital Plan in 2020-21 for economic stimulus. Some of the projects municipalities utilized the funding towards include: improvements to storm water community drainage and flood mitigation in Calgary and Wood Buffalo, construction of the Carseland Fire Hall in Wheatland County, a broadband internet initiative to expand and construct fibre optic internet infrastructure in Red Deer County, and the renewal, upgrade and construction of affordable housing units and new modular homes in Edmonton. Another $109 million supported grants for water and resilience projects, and $19 million on transportation programs across the province. As well, $46 million was spent on critical COVID-19 health-related equipment.

In addition, several key strategic infrastructure projects across the province were added to the multi-year Capital Plan to support recovery, diversification and create future opportunities. Over the next several years these key strategic projects will commence construction. The Budget 2020 Select Ongoing and Completed Projects map on page 20 provides a listing of these strategic projects initiated as part of Alberta’s Recovery Plan, and their specific locations across Alberta.

Capital Plan Initiatives Update

During 2020-21, progress was made on several important Capital Plan initiatives:

•	Alberta Infrastructure Act

-	Work continued on the Alberta Infrastructure Act, which will legislate increased transparency and require rigorous prioritization criteria to be used for decision-making based on long-term strategic planning. Passing the act will raise the bar in how projects are evaluated, by defining a more systematic approach to guide decision-making.

•	20-Year Strategic Capital Plan

-	Development of a 20-Year Strategic Capital Plan will also support long-term planning and set a medium-to long-term vision for the government’s overall infrastructure needs and strategic investments.

•	Capital Maintenance and Renewal Process

-	As part of the Budget 2021 capital planning process, further rigor and transparency was added to the

16	2020-21 Final Results | Year-End Report

decision-making process for Capital Maintenance and Renewal (CMR), with an increased focus on prioritizing individual CMR projects.

•	Procurement and Project Delivery Review

-	The Ministry of Infrastructure launched a comprehensive review of all Government of Alberta procurement and project delivery practices, to determine the optimal structure and organization to ensure efficient procurement of goods, services and construction, and the delivery of vertical and horizontal infrastructure projects. The review is expected to be completed in 2021-22.

•	Asset Management Inventory Review

-	The Ministry of Infrastructure is developing a new policy to manage the disposal and acquisition of government property on behalf of all ministries, while achieving corresponding cost efficiencies, revenue generation and red tape reduction opportunities. An increased ability for government to dispose of surplus assets would allow for the offsetting of the cost of new investments, or generate revenue to reduce borrowing needs.

•	Partnering with Canada Infrastructure Bank

-	During 2020-21, the Government of Alberta continued to work with the Canada Infrastructure Bank (CIB) to secure financing for multiple strategic capital projects, including significant new investments in irrigation infrastructure. Alberta’s government, along with the CIB and eight irrigation districts, partnered together on a historical $815 million investment in irrigation infrastructure to support economic recovery in the province. The investment is expected to lead to the expansion of more than 200,000 irrigated acres over the next several years.

Budget 2020 Capital Plan Analysis

Budget 2020 Grant and

Investment Spending

The Capital Plan includes:

•	Capital Investment – cash spent on acquisition of Government of Alberta capital assets, including hospitals, schools, and provincial highways. These transactions are recorded as Capital Assets on the province’s Balance Sheet.

•	Capital Grants – cash provided to entities outside of the government for the development of their capital assets, including municipalities and partners in carbon capture and storage projects. Examples include the Municipal Sustainability Initiative, Strategic Transportation Infrastructure Program, and the Water and Wastewater Programs. These transactions are recorded as a Capital Grant expense in the government’s Income Statement.

In 2020-21, Capital Plan spending totalled $6.9 billion, with $4.5 billion in capital investment and $2.4 billion in capital grants.

Status of Capital Investment Projects over $5 million as of March 31, 2021

The pie graph below illustrates the status of capital investment projects (excluding capital maintenance and renewal projects) that have a Total Provincial Support of $5 million and above.

2020-21 Final Results | Year-End Report	17

Capital Plan

(millions of dollars)

				Change from

	2020-21		2019-20		2019-20
BY MINISTRY	Budget	Actual	Actual	Budget	Actual
Advanced Education	654	484	554	(170)	(70)
Agriculture and Forestry	39	40	28	1	12
Community and Social Services	1	-	-	(1)	-
Culture, Multiculturalism, and Status of Women	61	40	40	(21)	-
Education	841	782	599	(59)	183
Energy	163	140	73	(23)	67
Environment and Parks	123	130	68	7	62
Health	1,288	1,111	1,083	(177)	28
Indigenous Relations	19	9	3	(10)	6
Infrastructure	266	164	123	(102)	41
Jobs, Economy and Innovation	12	6	10	(6)	(4)
Justice and Solicitor General	10	18	5	8	13
Labour and Immigration	1	-	1	(1)	(1)
Municipal Affairs	1,236	1,730	1,128	494	602
Seniors and Housing	216	187	182	(29)	5
Service Alberta	89	61	86	(28)	(25)
Transportation	1,922	1,979	1,537	57	442
Treasury Board and Finance	19	15	23	(4)	(8)
Legislative Assembly	3	-	1	(3)	(1)

Total Capital Plan	6,960	6,896	5,545	(64)	1,351

2020-21 provided $6.9 billion in capital project spending, $1.4 billion higher than 2019-20.

•	During the year, $1.1 billion in capital was spent in support of COVID-19 response and recovery.

-	$627 million was added in stimulus funding for municipal Capital Grants including $500 million in direct municipal stimulus, $48 million increase in the Alberta Community Resilience Program and the Watershed Resilience and Restoration Program, $61 million increase in the Municipal Water Wastewater Program, and $19 million in the Strategic Transportation Infrastructure Program.

-	$475 million was spent on accelerated CMR projects for schools, post-secondary institutions, government facilities, road and bridges, and seniors and housing facilities. This includes $55 million spent repairing and preventing the equivalent of 1.1 million additional potholes during the year.
-	$46 million in stimulus funding was added in support of health equipment for COVID-19.

-	$15 million was added for strategic projects such as the Lethbridge Exhibition Park Expansion, various highway projects, and recovery communities.

•	The increase was partially offset by decreases from budget in several areas.

-	$329 million on schools, universities, colleges, hospitals (SUCH) sector self-finance investment including $266 million for post-secondary institutions, $40 million for schools, and $20 million for health facilities;

-	$419 million related to federal funding of projects in Investing in Canada Infrastructure Program (ICIP), including $323 million of funding for Edmonton and Calgary LRT.

-	In addition, re-profiling of various projects and programs such as health facilities and school projects were required to re-align cash flows with project progress. Revised cash flows can occur for various reasons including re-prioritizing for new COVID-19 projects, slower construction progress due to COVID-19 impacts and project delays from weather, unforeseen site and building conditions, and private sector and project partner delays.

Overall, the 2020-21 Capital Plan envelope spending comprised:

•	$2.1 billion in Municipal Infrastructure Support (in addition to the $5.9 billion committed in Budget 2021):

-	$1.5 billion in municipal Capital Grants were provided in support of municipal development including the $500 million in stimulus and $970 million through the Municipal Sustainability Initiative (MSI).

-	$243 million from the federally funded Canada Community-Building Fund (CCBF),

-	$26 million in GreenTRIP, formerly known as the federal Gas Tax Fund (GTF), grants for transit and $39 million for the Strategic Transportation Infrastructure Program.

18	2020-21 Final Results | Year-End Report

-	$68 million in grants were provided from the Federal Public Transit Infrastructure Fund and the Clean Water Wastewater Fund.

-	$65 million for the Alberta Community Resilience Program.

-	$129 million for water supply, treatment, wastewater treatment and disposal systems.

•	$1.2 billion for Capital Maintenance and Renewal:

-	$487 million for bridge construction and highway rehabilitation;

-	$274 million for school facilities;

-	$216 million for post-secondary institutions;

-	$77 million for health facilities;

-	$53 million for family, social support, and housing; and

-	$142 million for parks, government facilities preservation, and information technology.

•	$1.0 billion for Protecting Quality Health Care:

-	Continued work on projects in Fort McMurray, Lloydminster, Red Deer, Edmonton and Calgary.

-	Continued planning for the Edmonton hospital and construction on the Calgary Cancer Centre.

•	$1.1 billion for Roads and Bridges:

-	$916 million for Calgary’s Ring Road and Edmonton’s Ring Road, with the Calgary Ring Road southwest portion about 95 per cent complete.

-	$209 million for highway twinning, widening and expansion projects including Deerfoot Trail upgrades, Peace River bridge twinning and Highway 19 twinning.
•	$0.5 billion for Renewing Educational Infrastructure:

-	Over $415 million in school construction projects for various ongoing projects and $25 million for modular classrooms to accelerate the ability to meet demand for educational space. There are currently 68 school projects underway, and 20 completed in 2020-21.
•	$0.3 billion for Skills for Jobs:

-	$148 million for post-secondary projects including funding of $60 million for the University of Calgary MacKimmie Complex and $49 million for the University of Alberta Dentistry Pharmacy functional renewal.

-	$120 million in projects self-funded by institutions and donations.

•	$0.7 billion for Family, Social Supports and Housing, Agriculture and Natural Resources, Public Safety and Emergency Services, and Streamlining Service Delivery.

2020-21 Final Results | Year-End Report	19

2020-21 Select Ongoing and Completed Projects

20	2020-21 Final Results | Year-End Report

Year-End Highlights

This section highlights the total projects completed and underway by category which also includes the total assets existing and in operation in the province, as of March 31, 2021.

17 health facility projects in progress	705 housing units completed
5 new health facility projects, and 12 previously approved health facility projects which include continued renovations, modernizations, expansions and/or redevelopment.	1,8 42 housing units under construction ~57,000 existing affordable housing units
9 health facilities capital programs in progress
4 new health facilities capital programs which include multiple capital projects and/or capital initiatives and 5 previously approved health facility capital programs with ongoing implementation	68 school projects underway 20 school projects completed
1,000+ existing owned or leased buildings including health facilities, continuing care, community care facilities where health services are provided	2,000+ existing school buildings 5,900+ existing modular classrooms
830 km of road rehabilitated
111 road and bridge projects completed	2 courthouse renovations completed
5 courthouse projects
64,000 km existing	currently underway
highway lanes
72 existing
~4,600 existing	courthouses
bridge structures
10 existing
correctional facilities

2020-21 Final Results | Year-End Report	21

Select Ongoing and Completed Projects - Status as of March 31, 2021

Planning and Design

Total Provincial Support in planning and design are estimates and subject to change upon finalizing project scope.

Big Island Provincial Park Planning

Total Provincial Support: $10 million Expected Completion: Spring 2023

•	This project will determine the condition and appropriate future use of the Big Island Provincial Park.

Highway 2 Deerfoot Trail Upgrade

Total Provincial Support: $210 million Expected Completion: Fall 2026

•	A combination of upgrades to Highway 2 Deerfoot Trail.

Edmonton Hospital

Committed as of Budget 2020: $230 million

Expected Completion: 2030

•	Construction of a new hospital in southwest Edmonton.

Provincial Pharmacy Central Drug Production and Distribution Centre

Total Provincial Support: $63 million Expected Completion: Fall 2024

•	This project will consolidate and centralize drug production and distribution activities in the province.

Bow Reservoir Options Project

Total Provincial Support: $15 million Expected Completion: Winter 2023

•	A four phase project to assess the feasibility of a multi-use dam on the Bow River upstream from Calgary.

Lethbridge Exhibition Centre Expansion

Total Provincial Support: $28 million Expected Completion: Winter 2023

•	Construction of a 268,000 square foot Agri-food Hub and Trade Centre.

Construction in Progress

Gene Zwozdesky Centre at Norwood

Total Provincial Support: $369 million Expected Completion: Fall 2023

•	The project will accommodate 350 enhanced long-term care beds.

Highway 40 Twinning, South of Grande Prairie

Total Provincial Support: $106 million Expected Completion: Fall 2023

•	This twinning project will enhance the economic development of the region that is being held back by bottlenecks and inadequate highway infrastructure.

Highway 15 Bridge and Twinning

Total Provincial Support: $63 million Expected Completion: Fall 2022

•	Twinning of the North Saskatchewan River Bridge on Highway 15 and into Fort Saskatchewan.

Misericordia Community Hospital Modernization Program

Total Provincial Support: $85 million

Expected Completion: Winter 2022

•	Design and construction of a new emergency department that will accommodate current and future patient volume needs.

Southwest Anthony Henday Drive Edmonton Expansion

Total Provincial Support: $100 million Expected Completion: Fall 2022

•	Construction on widening 18 kilometres of Southwest Anthony Henday Drive from four to six lanes began in November 2019.

University of Calgary MacKimmie Complex and Professional Building

Total Provincial Support: $262 million Expected Completion: Fall 2022

•	The MacKimmie Complex will renew the building’s vacated space and increase student capacity.

Peter Lougheed Centre

Emergency Department, Mental Health Intensive Care Unit and Laboratory Redevelopment

Total Provincial Support: $137 million Expected Completion: Spring 2022 (Phase 1)

•	This project includes the design of renovations for the existing Emergency Department and fit out of east tower shelled space for additional emergency space, mental health area and lab redevelopment.

The province has committed a combined $3 billion for LRT projects in Edmonton and Calgary:

Edmonton - $1.47 billion for the Metro Line LRT Extension, West Valley Line LRT, and Capital Line South LRT Extension.
Calgary - $1.53 billion for the Green Line LRT.

22	2020-21 Final Results | Year-End Report

Red Deer Justice Centre

Total Provincial Support: $207 million Expected Completion: Spring 2023

•	The project will address space shortages in the community and ensure vital justice services are delivered effectively to residents of central Alberta.

Calgary Cancer Centre

Total Provincial Support: $1.41 billion Expected Completion: Fall 2022

•	Construction of a new facility to accommodate comprehensive cancer care services for southern Alberta.

Bridgeland Riverside Continuing Care Centre

Total Provincial Support: $131 million Expected Completion: Fall 2023

•	This project calls for the development of a new, complex long-term care centre, providing an additional 200 private room long-term care beds for Calgary. The project will also provide infrastructure to support the delivery of a range of ambulatory programs and services for seniors throughout Calgary.

Grande Prairie Regional Hospital (Phase 2)

Total Provincial Support: $850 million (Phases 1 and 2)

Expected Completion: Summer 2021

•	Fit out shelled space in the new hospital to accommodate a Mental Health and Addictions wing and a 28-bed Medical Surgical Inpatient wing.

Completed Projects

*Projects are defined as completed when they are operational however, they may continue to be supported by the Capital Plan budget due to close out costs.

Grande Prairie Regional Hospital (Phase 1)

Total Provincial Support: $850 million (Phases 1 and 2)

•	Construction of a new regional hospital to accommodate acute care, operating rooms and intensive care services.

Motor Vehicles System (MOVES) Upgrade

Total Provincial Support: $23 million

•	A major upgrade to the province’s motor vehicle system, MOVES, is complete. MOVES is a critical system used by Service Alberta and Alberta Transportation that also interfaces to systems used in many other departments.

One IMT Enterprise

IT Environment

Total Provincial Support: $38 million

•	This project consolidated 37 independently managed data centres into three enterprise class data centres to deliver a consistent IT experience across government increasing the stability, security and flexibility of the governments’ IT services.

Peace River Bridge Twinning

Total Provincial Support: $88 million

•	Construction of a second bridge north of the existing bridge over the Peace River.

Kananaskis Emergency Services Centre

Total Provincial Support: $20 million

•	Construction of a new emergency services centre to replace the ageing 30-year-old facility that was originally built for the Olympics.

Medicine Hat Regional Hospital

Total Provincial Support: $275 million

•	Expansion of the existing hospital, adding new surgical services and clinical space as well as renovate the existing emergency department.

Fort McMurray Residential Facility-Based Care Centre (Willow Square)

Total Provincial Support: $102 million

•	A new facility to provide residential facility-based care including long-term care and supportive living care services.

Schools

The following 20 school projects were completed in 2020-21 with total provincial support of $376 million:

•	Camila School replacement

•	D.A Ferguson/W.R. Myers School modernization

•	Divine Mercy Catholic Elementary School construction

•	Dr. Freda Miller School construction

•	École Joseph-Moreau School replacement

•	École Les Cyprès School replacement

•	Evergreen Elementary School replacement

•	Forest Lawn High School modernization

•	Heritage Hills Elementary School (formerly Wye School) replacement

•	Huntsville School replacement

•	Montgomery School (Planning Only)

•	New High School Completion Centre - Lewis Farms (Design Only)

•	Northcott Prairie School construction

•	Northern Lights School construction

•	Ross Sheppard High School modernization

•	Sibylla Kiddle School construction

•	South Lethbridge School construction

•	St. Francis High School modernization

•	St. Gianna School construction

•	St. Kateri Tekakwitha Academy construction

2020-21 Final Results | Year-End Report	23